Exhibit 99.32

SHAREHOLDER AGREEMENT

by and among

Howard Hughes Holdings Inc.,

Pershing Square Holdco, L.P.

and

Pershing Square Capital Management, L.P.

Dated as of May 5, 2025

-i-

SHAREHOLDER AGREEMENT

This SHAREHOLDER AGREEMENT, dated as of May 5, 2025 (this “Agreement”), is entered into by and among Howard Hughes Holdings Inc. (the “Company”), Pershing Square Holdco, L.P. (the “Purchaser”) and Pershing Square Capital Management, L.P. (“PSCM”).

W I T N E S S E T H:

WHEREAS, the Company and the Purchaser have entered into that certain Share Purchase Agreement, dated as of the date hereof, by and between the Company and the Purchaser (the “Share Purchase Agreement”), pursuant to which the Purchaser will purchase certain shares of Common Stock from the Company on the terms and conditions set forth therein; and

WHEREAS, in connection with the transactions contemplated by the Share Purchase Agreement, the Company, the Purchaser and PSCM desire to enter into this Agreement concerning the Common Stock held, or to be held, by the Purchaser and related provisions concerning the Purchaser Group’s relationship with, and investment in, the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.           Definitions.

“Additional Sales Period” means, in the case of Section 2(d)(i), the one hundred twenty (120) day period following the date of the Company’s notice to each of the Purchaser and PSCM pursuant to Section 2(b), and in the case of Section 2(d)(ii), the one hundred twenty (120) day period following (i) the expiration of the one hundred twenty (120) day period specified in Section 2(c) or (ii) if earlier, the date on which it is finally determined that the applicable member of the Purchaser Group is unable to consummate such purchase contemplated by Section 2(c) within such one hundred twenty (120) day period specified in Section 2(c).

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person.  For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Agreement” has the meaning assigned thereto in the Preamble.

“Board” means the Board of Directors of the Company.

“Business Day” means any day other than (i) a Saturday, (ii) a Sunday, or (iii) any day on which commercial banks in New York, New York are required or authorized to close by law or executive order.

“Common Stock” means the common stock of the Company, par value $0.01 per share.

“Company” has the meaning assigned thereto in the Preamble.

“Company Benefit Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA and each other stock purchase, stock option, restricted stock, severance, retention, employment, consulting, change-of-control, collective bargaining, bonus, incentive, deferred compensation, employee stock purchase plan, employee loan, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), whether formal or informal, oral or written, in each case sponsored or maintained by the Company or any of its Subsidiaries for the benefit of any past or present director, officer, employee, consultant or independent contractor of the Company or any of its Subsidiaries has any present or future right to benefits.

“Disinterested Director” means, with respect to any matter upon which the Board votes, a director of the Board who is not a party to the act or transaction and does not have a material interest in the act or transaction or a material relationship with a person that has a material interest in the act or transaction, as reasonably determined by the Board in good faith.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Fully Diluted Basis” means all outstanding shares of Common Stock, assuming the exercise of all outstanding Share Equivalents (other than any options or other stock incentives issued to an employee of the Company or its Subsidiaries pursuant to the terms of a Company Benefit Plan) without regard to any restrictions or conditions with respect to the exercisability of such Share Equivalents.

“Governing Documents” means, collectively, the Amended and Restated Certificate of Incorporation of the Company, adopted as of August 11, 2023 (as amended from time to time) and the Amended and Restated Bylaws of the Company, adopted as of August 11, 2023 (as amended from time to time).

“Governmental Entity” means any (i) nation, region, state, province, county, city, town, village, district or other jurisdiction, (ii) federal, state, local, municipal, foreign or other government, (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, court or tribunal, or other entity), (iv) multinational organization or body or (v) body entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature or any other self-regulatory organizations.

“Indentures” means, collectively, that certain (i) Indenture, dated as of March 16, 2017, by and between The Howard Hughes Corporation and Wells Fargo Bank, National Association, as trustee, (ii) Indenture, dated as of August 18, 2020, by and among The Howard Hughes Corporation, its Subsidiaries and Wells Fargo Bank, National Association, as trustee, (iii) Indenture dated as of February 2, 2021, by and among The Howard Hughes Corporation, its Subsidiaries and Wells Fargo Bank, National Association, as trustee, and (iv) Indenture, dated as of February 2, 2021, by and among The Howard Hughes Corporation, its Subsidiaries and Wells Fargo Bank, National Association, as trustee.

“Initial Public Offering” means an initial public offering of equity securities that results in such securities being quoted or traded on a public stock market or exchange or a direct listing of such equity securities on such market or exchange.

“Issuer” has the meaning assigned thereto in Section 5(a).

“Laws” means any statutes, laws (including common law), rules, ordinances, regulations, codes, orders, judgments, decisions, injunctions, writs, decrees, applicable to the (i) Company or any of its Subsidiaries or (ii) PSCM or its Affiliates, as applicable, or each of their respective properties or assets.

“Person” means an individual, a group (including a “group” under Section 13(d) of the Securities Exchange Act of 1934 as amended), a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity or any department, agency or political subdivision thereof.

“Proposed Securities” has the meaning assigned thereto in Section 2(a).

“PSCM” has the meaning assigned thereto in the Preamble.

“Purchaser” has the meaning assigned thereto in the Preamble.

“Purchaser Board Designees” has the meaning assigned thereto in Section 3(a).

“Purchaser Group” means the Purchaser, PSCM and their respective Affiliates, including the investment funds managed by one or more Affiliates of the Purchaser (for the avoidance of doubt, including as of the date hereof Pershing Square Holdings, Ltd., Pershing Square International, Ltd. and Pershing Square, L.P.).

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of May 5, 2025, by and between the Company and the Purchaser.

“SEC” means the U.S. Securities and Exchange Commission.

“Services Agreement” means that certain Services Agreement, dated as of May 5, 2025, by and between the Company and PSCM.

“Share Equivalent” means any stock, warrants, rights, calls, options or other securities exchangeable or exercisable for, or convertible into, shares of Common Stock.

“Share Purchase Agreement” has the meaning assigned thereto in the Recitals.

“Standstill Agreement” means that certain Standstill Agreement, dated as of May 5, 2025, by and between the Company and the Purchaser.

“Subscription Right” has the meaning assigned thereto in Section 2(a).

“Subsidiary” means, with respect to a Person, (i) a corporation a majority of whose capital stock with voting power, under ordinary circumstances, to elect a majority of the directors is at the time, directly or indirectly, owned by such Person, by a Subsidiary of such Person, or by such Person and one or more Subsidiaries of such Person, (ii) a partnership in which such Person or a Subsidiary of such Person is, at the date of determination, a general partner of such partnership, (iii) a limited liability company of which such Person, or a Subsidiary of such Person, is a managing member or (iv) any other Person (other than a corporation) in which such Person, a Subsidiary of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has (x) at least a majority ownership interest or (y) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Transaction Documents” means, individually or collectively, the Share Purchase Agreement, the Services Agreement, the Registration Rights Agreement, the Standstill Agreement and this Agreement, in each case, as any such agreement may be amended or restated from time to time.

2.            Subscription Right.

(a)          Sale of New Equity Securities. If the Company at any time or from time to time directly or indirectly issues or sells any shares of Common Stock (or Share Equivalents) (other than shares issued pursuant to any options or other stock incentives issued to an employee, director or consultant of the Company or its Subsidiaries pursuant to the terms of a Company Benefit Plan) (the “Proposed Securities”), the members of the Purchaser Group shall have the right to acquire from the Company at such time(s), for the same price (net of any underwriting discounts or sales commissions or any other discounts or fees if not purchasing from or through an underwriter, placement agent or broker) and on the same terms (or, in the case of the acquisition of another Person, business or assets by the Company or any of its Subsidiaries, whether by purchase of stock, merger, consolidation, purchase of all or substantially all of the assets of such Person or otherwise or to strategic partners or joint ventures in connection with a commercial relationship with the Company or its Subsidiaries, or to the parties in connection with them providing the Company or its Subsidiaries with loans, credit lines, cash price reductions or similar transactions, under arm’s-length arrangements, at a price per share that shall be determined in good faith by a majority vote of the Disinterested Directors (or by a special committee comprised of Disinterested Directors), to reflect the per share value in the transaction) as such Proposed Securities are proposed to be offered to others, up to the amount of such Proposed Securities in the aggregate required to enable it to maintain its then aggregate proportionate Common Stock-equivalent interest in the Company on a Fully Diluted Basis determined in accordance with the following sentence, in each case, subject to such limitations as may be imposed by applicable Law or stock exchange rules (the “Subscription Right”).  The aggregate amount of such Proposed Securities that the members of the Purchaser Group shall be entitled to purchase in the aggregate in any offering pursuant to the preceding sentence shall (subject to such limitations as may be imposed by applicable Law or stock exchange rules) be determined by multiplying (x) the total number of such offered shares of the Proposed Securities issued or sold to third parties by (y) a fraction, the numerator of which is the aggregate number of shares of Common Stock then held by the Purchaser Group on a Fully Diluted Basis as of the date of the Company’s notice pursuant to Section 2(b) in respect of the issuance of such Proposed Securities, and the denominator of which is (i) the number of shares of Common Stock then outstanding on a Fully Diluted Basis minus (ii) the number of shares of Common Stock in the numerator of such fraction.  For the avoidance of doubt, the actual amount of securities to be sold to the members of the Purchaser Group pursuant to their exercise of the Subscription Right hereunder shall be proportionally reduced if the aggregate amount of the Proposed Securities issued or sold to third parties is reduced.  Any offers and sales pursuant to this Section 2 may be conditioned upon reasonably acceptable and customary representations and warranties of each applicable member of the Purchaser Group designated pursuant to Section 2(f) regarding its status as the type of offeree to whom a private sale can be made (including if made concurrently with a registered public offering) in compliance with applicable securities Laws.

(b)          Notice. In the event the Company proposes to issue or sell the Proposed Securities, it shall give each of the Purchaser and PSCM, on behalf of the Purchaser Group, written notice of the Company’s intention, describing the estimated price (or range of prices), anticipated amount of securities, timing and other terms upon which the Company proposes to offer the same (including, in the case of a registered public offering and to the extent possible, a copy of the prospectus included in the registration statement filed with respect to such offering), no later than five (5) Business Days after the commencement of marketing with respect to such offering or after the Company takes substantial steps to pursue any other offering.  The applicable member of the Purchaser Group shall have until 5:00 p.m. Eastern Time on the fifth (5th) Business Day following the date of receipt of such a notice to notify the Company in writing that it intends to exercise the Subscription Right and as to the amount of the Proposed Securities such member of the Purchaser Group desires to purchase, up to the maximum amount calculated pursuant to Section 2(a).  In connection with an underwritten public offering, such notice shall constitute a non-binding indication of interest to purchase the Proposed Securities at such a range of prices as such member of the Purchaser Group may specify and, with respect to other offerings, such notice shall constitute a binding commitment of the applicable member of such Purchaser Group to purchase the amount of the Proposed Securities so specified at the price and other terms set forth in the Company’s notice to each of the Purchaser and PSCM.  The failure of such member of the Purchaser Group to so respond within such five (5) Business Day period shall be deemed to be a waiver of the applicable Subscription Right under this Section 2 only with respect to the offering described in the applicable notice provided by the Company.  In connection with an underwritten public offering or a private placement, the applicable member of the Purchaser Group shall further enter into an agreement (in form and substance customary for transactions of this type) to purchase the Proposed Securities to be acquired contemporaneously with the execution of any underwriting agreement or purchase agreement entered into with the Company, the underwriters or initial purchasers of such underwritten public offering or private placement, and, subject to Section 2(g), the failure of such member of the Purchaser Group to enter into such an agreement at or prior to such time shall constitute a waiver of the Subscription Right in respect of such offering.

(c)          Purchase Mechanism. If a member of the Purchaser Group exercises its Subscription Right provided in this Section 2, the closing of the purchase of the Proposed Securities with respect to which such right has been exercised shall take place concurrently with the sale to the other investors in the applicable offering, which period of time for the closing of the purchase of the Proposed Securities with respect to which such right has been exercised shall be extended for a maximum of one hundred twenty (120) days in order to comply with applicable Laws (including receipt of any applicable regulatory or stockholder approvals).  Each applicable member of the Purchaser Group shall use its reasonable best efforts to secure any regulatory or stockholder approvals or other consents, and to comply with any Law necessary in connection with the purchase of such Proposed Securities.

(d)          Failure of Purchase. In the event (i) the applicable member of the Purchaser Group fails to exercise its Subscription Right provided in this Section 2 within the five (5) Business Day period, or (ii) if so exercised, such member of the Purchaser Group fails or is unable to consummate such purchase within the one hundred twenty (120) day period specified in Section 2(c), without prejudice to other remedies, the Company shall thereafter be entitled during the Additional Sales Period to sell the Proposed Securities not elected to be purchased pursuant to this Section 2 or which the applicable member of the Purchaser Group fails to (or is unable to) purchase, at a price and upon terms no more favorable in any material respect to the purchasers of such securities than were specified in the Company’s notice to each of the Purchaser and PSCM.  In the event the Company has not sold the Proposed Securities within the Additional Sales Period, the Company shall not thereafter offer, issue or sell such Proposed Securities without first offering such securities to the members of the Purchaser Group in the manner provided above.

(e)          Non-Cash Consideration. In the case of the offering of securities for a consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair value (in cash) thereof as determined by a majority vote of the Disinterested Directors; provided, however, that such fair value as determined by the Board shall not exceed the aggregate market price of the securities being offered as of the date the Board authorizes the offering of such securities.

(f)          Allocation Among Purchaser Group. The Purchaser has the right (including indirectly through PSCM as the attorney-in-fact and/or investment manager of each member of the Purchaser Group other than the Purchaser) to exercise all of the rights of the members of the Purchaser Group hereunder and designate the members of such Purchaser Group to receive any securities to be issued, and the Company may rely on any designations made by the Purchaser.  As a condition to the Company’s obligations with respect to the exercise of a Subscription Right by a member of the Purchaser Group not a party to this Agreement, the Purchaser shall cause such member to agree to perform each obligation applicable to it under this Section 2.

(g)          General. Notwithstanding anything herein to the contrary (including, for the avoidance of doubt, Section 2(b)):

(i)
if (A) a member of the Purchaser Group exercises its Subscription Right pursuant to this Section 2 and is unable to complete the purchase of the Proposed Securities concurrently with the sales to the other investors in the applicable offering as contemplated by Section 2(c) due to applicable regulatory or stockholder approvals and (B) the Company or the Board determines in good faith that any delay in completion of an offering in respect of which such member of the Purchaser Group is entitled to exercise its Subscription Right would materially impair the financing objective of such offering, the Company may proceed with such offering without the participation of such member of the Purchaser Group in such offering, in which event the Company and such member of the Purchaser Group shall promptly thereafter agree on a process otherwise consistent with this Section 2 as would allow such member of the Purchaser Group to purchase, at the same price (net of any underwriting discounts or sales commissions or any other discounts or fees if not purchasing from or through an underwriter, placement agent or broker) as in such offering, up to the amount of shares of Common Stock (or Share Equivalents) as shall be necessary to enable the Purchaser Group to maintain its aggregate proportionate Common Stock-equivalent interest in the Company on a Fully Diluted Basis;

(ii)
if the Company or the Board determines in good faith that compliance with the notice provisions in Section 2(b) would materially impair the financing objective of an offering in respect of which the members of the Purchaser Group are entitled to exercise Subscription Rights, the Company shall be permitted (by notice to the Purchaser) to reduce the notice period required under Section 2(b) (but not to less than one (1) Business Day) to the minimum extent required to meet the financing objective of such offering, and the members of the Purchaser Group shall have the right to either (A) exercise their Subscription Rights during the shortened notice periods specified in such notice or (B) require the Company to promptly thereafter agree on a process otherwise consistent with this Section 2 as would allow the applicable members of the Purchaser Group to purchase, at the same price (net of any underwriting discounts or sales commissions or any other discounts or fees if not purchasing from or through an underwriter, placement agent or broker) as in such offering, up to the amount of shares of Common Stock (or Share Equivalents) as shall be necessary to enable the Purchaser Group to maintain its aggregate proportionate Common Stock-equivalent interest in the Company on a Fully Diluted Basis; and

(iii)
in the event the Company is unable to issue shares of Common Stock (or Share Equivalents) to the Purchaser Group as a result of a failure to receive regulatory or stockholder approval therefor, the Company shall take such action or cause to be taken such other action in order to place the Purchaser Group, in so far as reasonably practicable (subject to any limitations that may be imposed by applicable Law or stock exchange rules), in the same position in all material respects as if the applicable member of the Purchaser Group was able to effectively exercise its Subscription Right hereunder, including, without limitation, at the option of such member, issuing to such member of the Purchaser Group another class of securities of the Company having terms to be agreed by the Company and such member having a value at least equal to the value per share of Common Stock, in each case, as shall be necessary to enable the Purchaser Group to maintain its aggregate proportionate Common Stock-equivalent interest in the Company on a Fully Diluted Basis.

(h)         Cooperation.  The Company and each applicable member of the Purchaser Group shall (i) cooperate in good faith to facilitate the exercise of such member of the Purchaser Group’s Subscription Right hereunder and (ii) use its respective reasonable best efforts to secure any required approvals or consents (including regulatory or stockholder approvals or other consents) and to comply with any Law necessary in connection with the exercise of such member’s Subscription Right.

(i)          Termination.  This Section 2 shall terminate at such time as the Purchaser Group collectively beneficially owns (directly or indirectly) less than 5% of the outstanding shares of Common Stock on a Fully Diluted Basis.

3.           Board of Directors.

(a)          Immediately following the effective time of the Closing (as defined in the Share Purchase Agreement), the Board will have eleven (11) members and will be comprised of the members set forth on Schedule A, and William A. Ackman will be appointed the Executive Chairman of the Board.

(b)          The Company agrees that, with respect to any annual meeting or special meeting of stockholders of the Company at which directors are to be elected to the Board, the Company shall:

(i)
so long as the Purchaser Group beneficially owns (directly or indirectly) in the aggregate at least 17.5% of the shares of Common Stock on a Fully Diluted Basis, nominate for election a number of persons designated by Purchaser (such designees from time to time, the “Purchaser Board Designees”) equal to 25% of the total number of members of the Board as constituted after giving effect to such election, rounded up to the nearest integer (e.g., three (3) Purchaser Board Designees in the case of an eleven (11) member Board); and

(ii)
so long as the Purchaser Group beneficially owns (directly or indirectly) in the aggregate at least 10% (but less than 17.5%) of the shares of Common Stock on a Fully Diluted Basis, nominate for election a number of Purchaser Board Designees equal to 10% of the total number of members of the Board as constituted after giving effect to such election, rounded up to the nearest integer (e.g., two 2 Purchaser Board Designees in the case of an eleven (11) member Board).

For the avoidance of doubt, at and following such time as the Purchaser Group beneficially owns (directly or indirectly) in the aggregate less than 10% of the shares of Common Stock on a Fully Diluted Basis, the Purchaser shall no longer have the right to nominate Purchaser Board Designees for election to the Board.

(c)          The Company shall nominate the Purchaser Board Designees as part of its slate of directors and use its reasonable best efforts (i) to have the Purchaser Board Designees be elected to the Board (including through the solicitation of proxies for such person to the same extent as it does for any of its other nominees to the Board) subject to applicable Law and stock exchange rules (provided that the Purchaser Board Designees need not be “independent” under the applicable rules of the applicable stock exchange or the SEC) and (ii) so long as the Purchaser Group beneficially owns (directly or indirectly) in the aggregate at least 17.5% of the shares of Common Stock on a Fully Diluted Basis, cause William A. Ackman to be designated as Executive Chairman of the Board so long as he is willing and able to serve.

(d)          Subject to applicable Law and stock exchange rules, there shall be proportional representation by the Purchaser Board Designees on any committee of the Board, except for special committees established for potential conflict of interest situations, and except that only those Purchaser Board Designees that qualify under the applicable rules of the applicable stock exchange or the SEC may serve on committees where such qualification is required.

(e)          If at any time the number of Purchaser Board Designees serving on the Board exceeds the number of Purchaser Board Designees that the Purchaser is then otherwise entitled to designate as a result of a decrease in the percentage of shares of Common Stock beneficially owned (directly or indirectly) by the Purchaser Group on a Fully Diluted Basis, the Purchaser shall use commercially reasonable efforts to cause any such additional Purchaser Board Designees to resign such that the number of Purchaser Board Designees serving on the Board after giving effect to such resignation does not exceed the number of Purchaser Board Designees that the Purchaser is entitled to designate for election to the Board.

(f)          Except with respect to the resignation of a Purchaser Board Designee pursuant to Section 3(e), (i) the Purchaser shall have the power to designate a Purchaser Board Designee’s replacement upon the death, resignation, retirement, disqualification or removal from office of such Purchaser Board Designee and (ii) the Board shall promptly take all action reasonably required to fill any vacancy resulting therefrom with such replacement Purchaser Board Designee (including nominating such person, subject to applicable Law, to serve on the Board and causing the Company to use all reasonable efforts to have such person elected as a director of the Company and solicit proxies for such person to the same extent as it does for any of the Company’s other nominees to the Board).

(g)          (i) The Purchaser Board Designees (A) shall be entitled to the same indemnification in connection with their role as a director as the other members of the Board,

(B) to the extent the Purchaser Board Designees consist of officers or employees of the Purchaser or an Affiliate of the Purchaser (which, for the avoidance of doubt, shall not include directors of the Purchaser or an Affiliate of the Purchaser that are not officers or employees of the Purchaser or an Affiliate of the Purchaser), shall not be entitled to any compensation under the Company’s director compensation program and (C) shall be entitled to reimbursement for documented, reasonable out-of-pocket expenses incurred in attending meetings of the Board or any committees thereof, to the same extent as other members of the Board, and (ii) the Company shall, in accordance with the Governing Documents, (A) notify each Purchaser Board Designee of all regular and special meetings of the Board and shall notify each Purchaser Board Designee of all regular and special meetings of any committee of the Board of which such Purchaser Board Designee is a member and (B) provide each Purchaser Board Designee with copies of all notices, minutes, consents and other materials provided to all other members of the Board concurrently as such materials are provided to the other members (except, for the avoidance of doubt, as are provided to members of committees of which such Purchaser Board Designee is not a member).

The Purchaser Board Designee candidates shall be subject to such reasonable and customary eligibility criteria as applied in good faith by the nominating, corporate governance or similar committee of the Board to other candidates for the Board.

(h)          The Company hereby acknowledges and agrees that each Purchaser Board Designee is a representative of the Purchaser Group on the Board and is permitted to share information obtained in the course of such person’s service on the Board with Purchaser Group, subject to the execution of a customary non-disclosure agreement between the Company and PSCM; provided, however, that a Purchaser Board Designee may not share any such information with third parties in violation of a policy applicable to the Board or any specific resolution of the Board.  For the avoidance of doubt, the foregoing shall not relieve Purchaser Group of any obligations to comply with a contractual obligation or applicable securities Law restrictions on the use of material non-public information.

(i)           All subsequent appointments of the Executive Chairman, other than as provided for in Section 3(c), shall be made by the Board (which, for the avoidance of doubt, shall include the Purchaser Board Designees).

(j)          With respect to communications with the public, the Executive Chairman shall be entitled to speak for the Company on behalf of the Board to the same extent the CEO may speak for the Company on behalf of management.  The Company’s Corporate Governance Guidelines and other applicable policies shall reflect the foregoing.

4.           Transfer Restrictions. For the avoidance of doubt, neither the Purchaser Group’s Subscription Right pursuant to Section 2 nor the Purchaser’s right to designate for nomination the Purchaser Board Designees pursuant to Section 3 may be transferred or assigned to a Person that is not a member of the Purchaser Group.

5.           Certain Actions.

(a)          Effective if and when the Purchaser, any successor thereto or any vehicle formed for the purpose of engaging in an Initial Public Offering of interests in the Purchaser or its successor (the “Issuer”) publicly files a registration statement on Form S-1 for an Initial Public Offering, without the prior written consent of the Purchaser (not to be unreasonably withheld, conditioned, or delayed), the Company and its Subsidiaries shall not:

(i)
acquire or dispose any shares or similar equity interests, instruments convertible into or exchangeable for shares or similar equity interests, assets, business or operations that, taken as a whole, would exceed any of the conditions of significance in the definition of “significant subsidiary” at the thirty percent (30%) level under the total asset test as set forth in Rule 3-05 of Regulation S-X under the Securities Act;

(ii)
incur, assume, guarantee, refinance, be allocated or become obligated with respect to any third-party indebtedness (including by issuance of debt securities of the Company or any Subsidiary) if, immediately following such incurrence, the Company’s Indebtedness to Consolidated Tangible Net Worth Ratio (as defined in the Indentures in effect as of the date hereof) would exceed 2.5;

(iii)
materially change the business of the Company and its Subsidiaries, taken as a whole, in a manner that would constitute a significant departure from the Company’s intended strategy of acquiring controlling interests in private and public operating companies and becoming a diversified holding company;

(iv)
provided that the Services Agreement remains in effect and has not been terminated in accordance with its terms, cause or permit the appointment, removal or replacement of the Chief Investment Officer of the Company, or amend, modify or alter the scope of the authority, duties or responsibilities of the Executive Chairman or the Chief Investment Officer; or

(v)	authorize, agree or commit to do any of the foregoing.

(b)          The consent rights set forth in Section 5(a) shall be suspended if, following the above-referenced public filing of a registration statement on Form S-1, (i) the Issuer has withdrawn such registration statement prior to the completion of an Initial Public Offering (and has not refiled such registration statement) or (ii) the Issuer completes an Initial Public Offering but subsequently ceases to be a publicly traded company and is not an “investment company” as defined in the Investment Company Act of 1940, as amended (as determined by Purchaser in its sole discretion).  Notwithstanding any such suspension pursuant to this Section 5(b), Purchaser shall be entitled to exercise the consent rights set forth in Section 5(a) once again if the Issuer subsequently files a new registration statement on Form S-1 for an Initial Public Offering (and for the avoidance of doubt, this Section 5(b) shall also remain in effect). The consent rights set forth in Section 5(a) shall terminate when the Purchaser Group no longer beneficially owns

(directly or indirectly) in the aggregate at least 17.5% of the shares of Common Stock on a Fully Diluted Basis.

(c)          The parties acknowledge and agree that the Company may obtain any consent required by Section 5(a) by sending written notice (email being sufficient), which shall include the request and reasonable explanation therefor, to the Purchaser in accordance with Section 6.  The Purchaser shall promptly respond in writing to any such written notice.  If the Purchaser fails to respond in writing to any such written notice within six (6) Business Days of receiving such written notice, the Purchaser shall be deemed to have consented to such matters set forth in the notice for all purposes under this Agreement.

6.           Notices.  Any notice or other communication required or permitted to be given hereunder will be in writing and will be deemed to have been duly given if delivered by prepaid first-class mail, by email or other means of electronic communication or by hand-delivery and addressed as follows:

If to the Purchaser or PSCM, to:

Pershing Square Capital Management, L.P.
787 Eleventh Ave
New York, New York 10019
Attention: Chief Legal Officer
Email: legal@persq.com

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention:	Scott D. Miller
Ken Li
Email:	millersc@sullcrom.com
liken@sullcrom.com

If to the Company, to:

Howard Hughes Holdings Inc.
9950 Woodloch Forest Drive, Suite 1100
The Woodlands, Texas 77380
Attention:	General Counel
Email:	joseph.valane@howardhughes.com

with copies (which shall not constitute notice) to:

Hogan Lovells US LLP
Columbia Square
555 Thirteenth St, NW
Washington, DC 20004
Attention:	David Bonser
John Beckman
Stacey McEvoy
Email:	david.bonser@hoganlovells.com
john.beckman@hoganlovells.com
stacey.mcevoy@hoganlovells.com

and

Morgan, Lewis & Bockius LLP
2222 Market Street
Philadelphia, PA 19103
Attention:	Justin W. Chairman
Richard B. Aldridge
Email:	justin.chairman@morganlewis.com
richard.aldridge@morganlewis.com

7.           Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any party without the prior written consent of the other party.  Notwithstanding the preceding sentence, each of the Purchaser and PSCM shall be permitted to assign or transfer, in whole or in part, this Agreement and/or its rights, interests or obligations hereunder to one or more members of the Purchaser Group.  Notwithstanding the foregoing or any other provisions herein, no such assignment shall relieve the Purchaser or PSCM of its obligations hereunder if such assignee fails to perform such obligations.

8.           Inurement. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

9.           Prior Negotiations; Entire Agreement. The Transaction Documents constitute the entire agreement of the parties and supersede all prior and contemporaneous agreements, arrangements or understandings, whether written or oral, among the parties with respect to the subject matter of this Agreement.

10.         Governing Law; Venue. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE. EACH OF THE PARTIES HEREBY AGREES THAT ANY SUIT, ACTION OR PROCEEDING SEEKING TO ENFORCE ANY PROVISION OF, OR BASED ON ANY MATTER ARISING OUT OF OR IN CONNECTION WITH, THIS AGREEMENT (WHETHER BROUGHT BY ANY PARTY OR ANY OF ITS AFFILIATES OR AGAINST ANY PARTY OR ANY OF ITS AFFILIATES) SHALL BE BROUGHT IN THE COURT OF

CHANCERY OF THE STATE OF DELAWARE (OR IN THE EVENT, BUT ONLY IN THE EVENT, THAT SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION OVER SUCH ACTION OR PROCEEDING, THE SUPERIOR COURT OF THE STATE OF DELAWARE (COMPLEX COMMERCIAL DIVISION) OR, IF SUBJECT MATTER JURISDICTION OVER THE ACTION OR PROCEEDING IS VESTED EXCLUSIVELY IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA, THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE) AND EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE JURISDICTION OF, AND VENUE IN, SUCH COURTS AND WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS.

11.         Counterparts. This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party (including via email or other electronic transmission), it being understood that each party need not sign the same counterpart.

12.         Waivers and Amendments. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions of this Agreement may be waived, only by a written instrument signed by the Company, the Purchaser and PSCM or, in the case of a waiver, by the party waiving compliance.  No delay on the part of any party in exercising any right, power or privilege pursuant to this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege pursuant to this Agreement, nor shall any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement.  The rights and remedies provided pursuant to this Agreement are cumulative and are not exclusive of any rights or remedies which any party otherwise may have at law or in equity.

13.         Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

14.         Certain Remedies. The parties agree that irreparable damage would occur in the event that any provisions of this Agreement were not performed in accordance with their specific terms.  It is accordingly agreed that each of the parties shall be entitled to an injunction or injunctions (without necessity of proving damages or posting a bond or other security) to prevent breaches of this Agreement, and to enforce specifically the terms and provisions of this Agreement, in addition to any other applicable remedies at law or equity.

15.         Interpretation; Headings. The parties hereto have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Unless the context otherwise requires, as used in this Agreement: (i) “or” shall mean “and/or”; (ii) “including” and its variants mean “including, without limitation” and its variants; (iii) words defined in the singular have the parallel meaning in the plural and vice versa; (iv) references to “written” or “in writing” include in visual electronic form; (v) words of one gender shall be construed to apply to each gender; and (vi) the term “Section” refers to the specified Section of this Agreement.

16.         Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTIONS, SUITS, DEMAND LETTERS, JUDICIAL, ADMINISTRATIVE OR REGULATORY PROCEEDINGS, OR HEARINGS, NOTICES OF VIOLATION OR INVESTIGATIONS ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER AND (B) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY.

17.         Sequencing. For the avoidance of doubt, the Board may approve and adopt any matter referred to herein that also requires approval of the Company’s stockholders under the Delaware General Corporation Law prior to the Company obtaining the approval required herein; provided, that the Company may not permit such matter to occur until the approval required herein is obtained.

[Signature Page Follows]

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as of the date first set forth above.

HOWARD HUGHES HOLDINGS INC.

By:	/s/ David O’Reilly
	Name:	David O’Reilly
	Title:	Chief Executive Officer

PERSHING SQUARE HOLDCO, L.P.

By:	/s/ William A. Ackman
	Name:	William A. Ackman
	Title:	Chief Executive Officer

PERSHING SQUARE CAPITAL MANAGEMENT, L.P.

By:	/s/ William A. Ackman
	Name:	William A. Ackman
	Title:	Chief Executive Officer

[SIGNATURE PAGE TO SHAREHOLDER AGREEMENT]

Schedule A

1.	William A. Ackman*
2.	Ben Hakim*
3.	Ryan Israel*
4.	David O’Reilly
5.	Scot Sellers
6.	David Eun
7.	Beth Kaplan
8.	Steven Shepsman
9.	Mary Ann Tighe
10.	Anthony Williams
11.	Jean-Baptiste Wautier

* Purchaser Board Designee